EXHIBIT 10.4

20 William Street, Suite 310 Wellesley, MA 02481 781-304-1800 phone 781-304-1701 fax www.stream.com

December 29, 2008

Mr. R. Scott Murray

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Dear Scott:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, Stream Global Services, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the employment agreement dated as of July 15, 2008 by and between the Company and you (the “Agreement”) as follows:

Section 10(c) is amended by inserting at the end the following:

“This Section 10(c) will, among other sections, apply to payments and reimbursements of expenses under Sections 3.3, 3.6, 3.7 and 9.

The Company will pay or reimburse business expenses in accordance with its policies but, assuming proper substantiation, no later than the last day of the calendar year following the calendar year in which the relevant expense was incurred.”

The parties further agree that Section 3.2 of the Agreement is amended to replace the $60 million Adjusted EBITDA target for earning a bonus at the full target level for the fiscal year ended December 31, 2009 with a $50 million Adjusted EBITDA target. This section is further amended such that, if the Company achieves between 80% and 100% of its target Adjusted EBITDA, the Executive shall receive a pro rata portion (from 0-100%) of his target bonus.

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

STREAM GLOBAL SERVICE, INC.

By:	/s/ Sheila M. Flaherty
Sheila M. Flaherty
Chief Legal and Administrative Officer

Acknowledged and agreed:

/s/ R. Scott Murray
R. Scott Murray

12-29-08

Date